Mobile Iron, Inc.	Page 1

Exhibit 10.22

February 20, 2013

Laurel Finch

Dear Laurel:

On behalf of Mobile Iron, Inc. (the “Company”), I am pleased to offer you the position of Vice President, General Counsel. Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new full-time position with the Company are as set forth below:

1.        Position.

(a)  You will become the Vice President, General Counsel of the Company, working out of the Company’s headquarters office. This is a full-time position. Your initial responsibilities will include but not be limited to (i) leading the legal commercial activities to enable the business, (ii) leading legal corporate activities such as corporate structuring, risk management, intellectual property or executing financings, (iii) working with the CEO and functional leads in making business decisions, (iv) providing guidance on business development activities, and (v) assuming a leadership position in the Company and exercising business judgment on the executive team for the Company. You will report to the CEO.

(b)  You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.        Start Date.    Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on Monday February 25 2013 (the “Start Date”).

MobileIron Inc.,

415 East Middlefield Road, Mountain View, CA 94043

Mobile Iron, Inc.	Page 2

3.        Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

4.        Compensation.  You will be paid at the rate of $18,333.33 per month (which is equivalent to $220,000 on an annualized basis), less payroll deductions and withholdings (the “Base Salary”), payable pursuant to the Company’s regular payroll practices. The Base Salary will be reviewed annually as part of the Company’s normal salary review process. Additionally, upon completion of a public market stock offering (“IPO”) your Base Salary will change to $250,000 on an annualized basis. Should the company add an incentive plan for the executive team, the VP/General Counsel would be included in that incentive plan.

5.        Stock Option Grant.    In connection with the commencement of your employment and subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 210,000 shares (“Option Shares”) of Common Stock of the Company. The Option Shares will have an exercise price equal to the fair market value on the date of the grant. The Option Shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month, until either your Option Shares are fully vested or your employment ends, whichever occurs first. The option will be subject to the terms of the Company’s Stock Plan and the Stock Option Agreement betvveen you and the Company.

(a)   Change of Control Double Trigger. Notwithstanding the provisions of the immediately preceding paragraph, in the event of a Change of Control (as defined below) and if, within eighteen (18) months following such a Change of Control (a) there is a Constructive Termination (as defined below) or (b) your employment is involuntarily terminated by Company (or a successor) other than for Cause (as defined below), the vesting of fifty percent (50%) of your then unvested Option Shares will be accelerated as of the date of such termination or Constructive Termination, provided that (i) if such Change of Control occurs within the first 18 months from your Start Date, the accelerated vesting shall be seventy-five percent (75%) of your then unvested Option Shares instead of the above fifty percent (50%) and (ii) in the event of such acceleration, the aggregate vested Option Shares (those previously vested together with those whose vesting was accelerated) shall be not less than seventy-five percent (75%) of the total Option Shares. As a condition to your receipt of such vesting acceleration, you are required to comply with your continuing obligations (including the return of any Company property) and resign from all positions you hold with the Company. In addition, as a condition of receiving the vesting acceleration under this Section 5(a), you will be required to execute, and allow to become effective, a standard form release agreement releasing any claims you may have against the Company (the “Release”) not later than fifty (50) days following your employment termination in the

MobileIron Inc.,

415 East Middlefield Road, Mountain View, CA 94043

Mobile Iron, Inc.	Page 3

form provided by the Company. Unless the Release is timely executed by you, is delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not receive any of the vesting acceleration provided for under this letter. In no event will vesting acceleration be provided to you until the Release becomes effective.

6.        Benefits.

(a)       Insurance Benefits.    The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(b)       Vacation; Sick Leave.  You will be entitled to paid time off according to the Company’s standard policies.

7.        Confidential Information and Invention Assignment Agreement/Employee Handbook. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

As a Company employee, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook.

8.        At-Will Employment.    Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice.

9.        No Conflicting Obligations.  You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10.      Background check: This offer is contingent upon a background check clearance.

MobileIron Inc.,

415 East Middlefield Road, Mountain View, CA 94043

Mobile Iron, Inc.	Page 4

11.      Entire Agreement.  This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company with respect to your employment and supersedes all prior agreements and promises made to you by anyone, whether oral or written, This letter (and your employment at will status) may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your work location, compensation, benefits, job title and duties, and reporting relationships. This letter will be governed by the laws of the State of California without regard to its conflict of laws provision.

13.      Definitions.

a)  Cause.    For the purposes of this letter, “Cause” shall mean: any of the following: (A) gross dereliction of your duties or your repeated failure to perform one or more of your essential duties or responsibilities to the Company, (B) willful and gross misconduct which results in material injury to the Company, (C) willful and material violation of laws applicable to the Company which result in material injury to the Company, (D) embezzlement or theft of Company property, (E) material violation of the Confidentiality Agreement which result in material injury to the Company, (F) conviction of any felony, or (G) shutdown of the Company.

b)  Constructive Termination. For the purposes of this letter, “Constructive Termination” means your resignation of your employment with the Company within sixty (60) days following the occurrence of any of the following without your written consent: (A) a reduction in your annual base compensation by more than 20% (except for a reduction in a similar percent applicable to all other members of the Company’s senior management team) or (B) a reduction in your annual base compensation by more than 10% (up to 20%) that is not offset by a commensurate dollar for dollar increase in your annual target cash bonus (B) the requirement that you relocate more than 50 miles from the then-current Company headquarters

c)  Change of Control means the occurrence of any of the following events:

i)   The closing of a sale of all or substantially all of the assets of the Company; or

ii)   The closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the

MobileIron Inc.,

415 East Middlefield Road, Mountain View, CA 94043

Mobile Iron, Inc.	Page 5

Company or such surviving entity outstanding immediately after such merger or consolidation; or

ill)  Completion of a tender or exchange offer or other transaction or series of transactions (other than a financing transaction or financing transactions with venture capital firms primarily for the purpose of raising operating capital) resulting in less than a majority of the outstanding voting shares of the surviving corporation being held, immediately after such transaction or series of transactions, by the holders of the voting shares of the Company outstanding immediately prior to such transaction or series of transactions.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before 11pm PT February 21, 2013.

Very Truly Yours,

Moble Iron, Inc.	ACCEPTED AND AGREED

/s/ Robert B. Tinker	/s/ Laurel Finch
Hiring Manager Signature	Employee Signature
CEO
Title
Feb. 20, 2013	2/20/13
Date	Date

Attachment A: Confidential Information and Invention Assignment Agreement

MobileIron Inc.,

415 East Middlefield Road, Mountain View, CA 94043